Exhibit 10.1
March 19, 2021
Kimberly Jabal
VIA EMAIL
Re: Terms of Separation
Dear Kim:
This letter confirms the agreement (“Agreement”) between you and Unity Technologies SF (the “Company”) concerning the terms of your separation and the severance benefits being provided to you.
1.    Separation and Transition.
a.    Separation. You hereby resign your employment, and the Company hereby accepts such resignation, effective as of May 14, 2021. Your last day of employment, whenever it occurs, shall be the “Separation Date” for purposes of this Agreement.
b.    Transition Period. As consideration for this Agreement, between today and the Separation Date (the “Transition Period”), you will remain employed by the Company and will provide transitional services as requested. (Note that you will cease serving as Chief Financial Officer effective as of April 2, 2021 and will be employed in the role of Advisor during the remainder of the Transition Period.) During the Transition Period, you will not be expected to work full-time although the Company will continue to provide you with your regular full-time salary, payable in accordance with the Company’s regular payroll practices. You will also remain a participant in the Company’s health benefit plans during the Transition Period (subject to the terms and conditions of the plans), and you will continue to accrue vacation. Your Company Equity Awards (as defined below) will also continue to vest during the Transition Period.
c.    At-Will Employment. Nothing in this Agreement alters your employment at-will status. Accordingly, during the Transition Period, you are entitled to resign your employment for any reason and the Company may terminate your employment with or without cause or advance notice. If you end your employment early, you will cease receiving any salary or other benefits from the Company, although you will remain eligible for the Severance Benefits (as defined and described below), provided that you have satisfied the conditions for receipt of the Severance Benefits (as set forth below). If the Company ends your employment early, you will remain eligible for the Severance Benefits, provided that you have satisfied the conditions for receipt of the Severance Benefits, and as further consideration for this Agreement, the Company will also pay your regular salary through May 14, 2021.
2.    Severance Benefits. If you (a) timely return this fully signed Agreement to the Company; (b) comply fully with your legal and contractual obligations to the Company; and (c) on Separation Date, execute and return to the Company a release of claims in the form attached hereto as Exhibit One (the “Separation Date Release”), then the Company will provide you with the following severance benefits (collectively, the “Severance Benefits”).
a.    Cash Payment. The Company will make a lump-sum severance payment to you in an amount equal to $293,125 (less deductions and withholdings), which represents the sum of (i) six (6) months of your base salary, and (ii) 100% of your target bonus for a six (6) month period in 2021. This amount will be paid within thirty (30) days after the Separation Date.
b.    Equity Acceleration. Pursuant to (i) that certain Notice of Grant of Stock Option and Stock Option Agreement between you and Unity Software Inc. (the “Parent Company”), dated March 13, 2019 (the “2019 Option Agreements”) and the Parent Company’s 2019 Stock Plan (the “Plan”), you were granted an option to purchase 750,000 shares of the Parent Company’s Common Stock (the “2019 Option”), which 2019 Option has been exercised as to 68,611 shares, 60,611 shares were subsequently sold by you, and options to purchase 276,441 shares have been transferred to the KJ Family Trust, (ii) that certain Notice of Grant of Stock Option and Stock Option Agreement between you and the Parent Company, dated March 6, 2020 (the “2020 Option Agreements” and together with the 2019 Option

Agreements, the Plan and any related stock option exercise agreements, collectively, the “Option Agreements”) and the Plan, you were granted an option to purchase 62,500 shares of the Company’s Common Stock (the “2020 Option” and together with the 2019 Option, the “Options”). In March 2020 you were granted 31,250 restricted stock units (the “RSUs”). (The Options and the RSUs together shall be deemed the “Equity Awards” for purposes of this Agreement.) As of the Separation Date (without giving effect to any future exercises and sales contemplated under your Rule 10b5-1 trading plan after the date hereof), 61,198 of the shares subject to the Options held in your own name will be vested and exercisable and 276,441 of the shares subject to the Options held in the name of your trust will be vested and exercisable (the “Vested Shares”) and 406,250 of the shares subject to the Options (all held in your own name) and all of the 31,250 RSUs will be unvested (the “Unvested Shares”). As an additional benefit to you under this Agreement, the Parent Company will accelerate the vesting of the Equity Awards on the Separation Date such that you will be deemed vested in those shares that would have vested had you remained employed through January 5, 2022. (This means that (without giving effect to any future exercises and sales contemplated under your Rule 10b5-1 trading plan after the date hereof) 125,000 shares will be accelerated such that a total of 186,198 shares subject to the 2019 Option and held in your own name will be vested and exercisable, 18,750 shares will be accelerated such that a total of 18,750 shares subject to the 2020 Option and held in your own name will be vested and exercisable, and 9,375 RSUs will be vested. For avoidance of doubt, the acceleration of the vesting of RSUs shall result in the settlement of such RSUs as of the Parent Company’s next quarterly installment date following the Separation Date (if such Separation Date is May 14, 2021, the Parent Company’s next quarterly installment date would be May 25, 2021).
c.    Extended Exercise Period. Subject to your confirmation below, the Parent Company will extend the period of time in which you (or our individual trust) may exercise any vested, outstanding and unexercised Equity Awards as of the Separation Date to the earlier of (i) five years following the Separation Date, or (ii) the applicable expiration date(s) of the award (the “Exercise Extension”). To the extent your options are incentive stock options (“ISOs”), you understand that you must affirmatively accept the Exercise Extension as described below. If you accept the Exercise Extension in respect of your ISOs and the Exercise Extension becomes effective, such options will no longer qualify as ISOs and will instead be treated for tax purposes as nonqualified stock options. As a result, you understand that you must satisfy all applicable tax withholding obligations upon exercise of the options. You should consult with your tax advisor regarding the decision to accept or reject the Exercise Extension for any of your ISOs. To the extent your options are nonqualified stock options (“NSOs”), then if you sign the Separation Date Release and allow it to become effective, the Exercise Extension will automatically apply to your NSOs that are outstanding, vested and exercisable as of the Separation Date as a severance benefit.
You hereby elect to ACCEPT or DECLINE, as applicable, the Exercise Extension with respect to your ISOs as set forth below:

ACCEPT	DECLINE
◻	X
If the Separation Date Release does not become effective in accordance with its terms, then any acceptance of the Exercise Extension will be disregarded and will be of no force or effect. You acknowledge that if you fail to timely accept the Exercise Extension, then the Exercise Extension will not apply to any of your ISOs and such ISOs will continue to be governed by their existing terms (including the existing post-termination exercise period).
d.    COBRA. In the event that you timely elect to continue coverage under COBRA or applicable state law after the Separation Date, the Company shall directly pay the monthly premium necessary to provide continued medical health insurance coverage currently in effect for you (and the health insurance coverage currently in effect for your eligible dependents) pursuant to COBRA or applicable state law through November 30, 2021. Thereafter, you will be responsible for any COBRA premiums to continue COBRA coverage.

You acknowledge and agree that the Severance Benefits exceed any benefits you are eligible to receive under the terms of the Company’s G&A Executive Severance Plan and that by accepting such benefits, you are extinguishing your right to receive any benefits under that plan or pursuant to any other plan, policy or agreement.
3.    Payment of Salary and Receipt of All Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions.
4.    Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the benefits under this Agreement.
5.    Future Cooperation. You agree that following the Separation Date, you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which you were involved or had knowledge while employed by the Company. Without limitation, such assistance may include signing documents, providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony including written declarations or statements, and other similar activities. You understand that the Company will reimburse you for all reasonable, documented out-of-pocket expenses incurred as a result of your obligations under this paragraph, in accordance with the Company’s then applicable expense guidelines.
6.    Confidential Information. You hereby acknowledge that you are bound by the attached Employee Nondisclosure, Assignment and Non-solicitation Agreement (attached hereto as Exhibit Two) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.

7.    General Release and Waiver of Claims.
a.    Release. To the fullest extent permitted by law, you, on behalf of your heirs, spouse and assigns, hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your offer of employment, your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination. The matters released include, but are not limited to, any claims under federal, state or local laws, any common law tort, contract, or statutory claims, and any claims for attorneys’ fees and costs.
b.    Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.
c.    Excluded Claims. Notwithstanding the foregoing, the following are not included in the released claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, under the charter, bylaws or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iv) any claims arising from the breach of this Agreement; (v) any claims under the Age Discrimination in Employment Act; and (vi) any claims arising after the date you sign this Agreement.
8.    Covenant Not to Sue. You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. You understand that nothing in the General Release and Waiver of Claims section above and this Covenant Not to Sue section, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. You agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall state no more than that you cannot provide counsel or assistance. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.    Nondisparagement. You agree that you will not disparage the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. This includes, but is not limited to, refraining from making, in writing or verbally, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company, its employees, its directors, its services, or the separation of your employment from the Company (i) to any current or prospective clients or customers; (ii) to any prospective or current employees or contractors of the Company; (iii) to any prospective, current or former employers of you; or (iv) to any media outlets or posting on any websites, online forums, chat rooms, or social media, including, but not limited to, Glassdoor, Facebook, Twitter, and LinkedIn. A breach of this non-disparagement provision will be deemed to be a material breach of this Agreement and, in addition to all other available remedies, will entitle the Company to recover liquidated damages in the amount of $50,000 for each occurrence of a breach. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made. Nothing in this paragraph shall prohibit you from providing truthful information as required by law in a legal proceeding or a government investigation.
10.    Non-Disclosure. Except if required by law or if the specific information is publicly available due to your role as a former Section 16 Officer, you agree that you will not disclose to others the terms and conditions of this Agreement, including any negotiations leading up to it, except that you may disclose such information, on a express condition of confidentiality, to your spouse and to your attorney or accountant in order for such individuals to render services to you. A breach of this provision will be deemed to be a material breach of this Agreement and, in addition to all other available remedies, will entitle the Company to recover liquidated damages in the amount of $50,000 for each occurrence of a breach. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made.
11.    Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement and/or its Exhibit One shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, CA (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.
12.    Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its or his reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
13.    No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

14.    Complete and Voluntary Agreement. This Agreement, together with the other agreements referenced herein and the exhibits hereto, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Further, you acknowledge that you have been represented by counsel with respect to this Agreement and that this is a negotiated separation agreement.
15.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
16.    Modification; Counterparts; Electronic/Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Electronic signature or execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature shall be admissible in any legal proceeding as if an original signature.
17.    Governing Law. Except as to the arbitration agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of California.
18.    Effective Date. You understand that this Agreement shall be null and void if not executed by you on March 24, 2021 by 5:00 pm PST.
I wish you the best in your future endeavors.

Sincerely,

Unity Technologies SF

	By:	/s/ John Riccitiello
John Riccitiello
President & Chief Executive Officer

READ, UNDERSTOOD AND AGREED TO

/s/ Kimberly Jabal	Date:	3/24/21
Kimberly Jabal

Exhibit One: Separation Date Release
Exhibit Two: Employee Nondisclosure, Assignment and Non-solicitation Agreement

Exhibit One
Separation Date Release
(to be signed and returned to the Company on the Separation Date)
In exchange for the Severance Benefits to be provided to me by the Company pursuant to that certain transition and separation agreement with the Company (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the Severance Benefits to be provided to me pursuant to the Agreement upon satisfaction of the terms set forth therein, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising from or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid sick leave, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are any claims that cannot be waived by law.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke this Release (in a written revocation sent to the Company’s CEO); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Effective Date”).
In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.
I understand that nothing in this Release limits my ability to file a charge or complaint with Government Agencies. I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.
This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED, AND AGREED TO:

Kimberly Jabal

Date

Exhibit Two
Employee Nondisclosure, Assignment and Non-Solicitation Agreement
[see attached]
9